Exhibit (d)(1)

ANSWERTHINK, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Answerthink, Inc., a Florida corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Answerthink, Inc. 1998 Stock Option and Incentive Plan (the “Plan”).

Grant Date:                     , 20

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Restricted Stock Units Covered by Grant:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:

(Signature)

Company:

(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ANSWERTHINK, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability

This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director of the Company or an Affiliate. If on termination of your Service as an employee, officer or director the Company retains you as a consultant, the Company may, in its sole discretion, provide that your Service continues for purposes of vesting in the Restricted Stock Units.

Vesting

Your Restricted Stock Unit grant vests as to fifty percent (50%) of the total number of Restricted Stock Units shown on the cover sheet on the second anniversary of the Grant Date. An additional twenty five percent (25%) of the Restricted Stock Units under this Restricted Stock Unit grant will become vested on each of the third and fourth anniversaries of the Grant Date, provided you then continue in Service. The resulting aggregate number of vested Restricted Stock Units will be rounded down to the nearest whole number of Restricted Stock Units. One hundred percent (100%) of the total number of Restricted Stock Units under this Restricted Stock Unit grant will become vested upon your termination of Service due to your death. You will be deemed to continue Service for purposes of vesting for twelve (12) months after your termination of employment due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. You may not vest in more than the number of Restricted Stock Units covered by this grant.

Except as may be provided in this Agreement, an applicable employment agreement between you and the Company or an Affiliate or other plan or agreement, no additional Restricted Stock Units will vest after your Service has terminated for any reason.

Delivery of Stock Pursuant to Vested Units

A certificate for the vested shares of Stock represented by the Restricted Stock Units shall be delivered to you on the second, third and fourth anniversaries of the Grant Date; provided, that, if any such anniversary of the Grant Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window.

Forfeiture of Unvested Units

In the event that your Service terminates for any reason other than because of your death or disability, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate or other plan or agreement, you will forfeit all of the Restricted Stock Units that have not yet vested.

Non-Competition Forfeiture

If you take actions in competition with the Company while employed or within six (6) months after termination of employment, you shall be required to transfer to the Company a number of shares of Company stock equal to the number of shares in which you vested during the six (6) month period preceding your termination of Service (the “Look-back Period”), or if such shares have been sold, you must pay to the Company an amount equal to the aggregate value that you realized on the sale of shares you received pursuant to vesting in Restricted Stock Units during the Look-back Period. Any amount required to be paid by you to the Company pursuant to this paragraph shall be reduced by any amount repaid by you to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. Unless otherwise specified in an employment or other agreement between you and the Company, you take action in competition with the Company if you directly or indirectly own any interest in, operate, join, control or participate as a founder, partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any entity which competes with or has material operations which compete with any business in which the Company or any of its affiliates is engaged during your employment or other relationship with the Company or any of its affiliates or Service Providers or at the time of the your termination of employment or other relationship. The ownership by you of less than five percent (5%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this provision.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Restricted Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Restricted Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Jose Estevez-Lugoat 305-375-8005 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan, and an applicable employment agreement with the Company, if any, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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